UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2015

FREIGHTCAR AMERICA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51237	25-1837219
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Two North Riverside Plaza, Suite 1300 Chicago, Illinois		60606
(Address of principal executive offices)		(Zip Code)

(800) 458-2235

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2, 2015, FreightCar America, Inc. (the “Company”) announced that it has appointed Georgia L. Vlamis as its Vice President, General Counsel and Corporate Secretary, effective December 1, 2015. Ms. Vlamis succeeds Kathleen M. Boege, who gave notice of termination of her employment on August 11, 2015, effective September 4, 2015.

Ms. Vlamis, 55, joins the Company from Motorola Solutions, Inc. (“Motorola”), a data communications and telecommunications equipment provider, where she has served since October 2011 as Vice President and Head of Litigation and, in December 2013, assumed additional responsibilities for Antitrust, Regulatory & Product Safety. Earlier in her tenure, she served as Vice President and Lead Counsel for Motorola’s government and enterprise business sector (January 2008 – October 2011) and as Senior Counsel and Director for two of Motorola’s business units (June 1995 – January 2008). Prior to joining Motorola, Ms. Vlamis was a Partner with the law firm of Wildman, Harrold, Allen & Dixon and an Associate at Sidley & Austin in Chicago.

In connection with Ms. Vlamis’ appointment, the Company and Ms. Vlamis entered into a letter agreement regarding terms of employment (the “Agreement”) dated November 17, 2015 and effective December 1, 2015 (the “Effective Date”). A description of the material terms of the Agreement is set forth below, which description is qualified in its entirety by reference to the Agreement attached hereto as Exhibit 10.1.

(1) Term: Ms. Vlamis’ employment with the Company is not for a specified term and there is no specified term for the Agreement.

(2) Base Salary: The Company will pay Ms. Vlamis an initial base salary of $250,000 per year, which is subject to annual review by the Company.

(3) Bonus: Ms. Vlamis will be entitled to participate in the Company’s annual cash incentive plan applicable to senior executives (the “Bonus Plan”) effective January 1, 2016, and to earn a bonus (“Bonus”) for each fiscal year of the Company ending during her employment. Her target Bonus is 40% of her base salary, upon achievement of a target level of performance set forth in the Bonus Plan, and is payable within 2.5 months after the end of the relevant fiscal year. Her maximum Bonus may be as much as 74% of her base salary.

(4) Long-Term Incentive and Other Executive Compensation Plans: Ms. Vlamis will be eligible to participate in all of the Company’s equity-based and cash-based long-term incentive and other executive compensation plans on a basis no less favorable than other similarly situated executives.

(5) Sign-On Award: On the Effective Date, the Company awarded Ms. Vlamis 1,400 restricted shares of the Company’s common stock under the Company’s 2005 Long Term Incentive Plan, which will vest in three equal annual installments beginning on the first anniversary of the Effective Date. This restricted share award would become fully vested upon a change in control.

(6) Other: Ms. Vlamis will be entitled to participate in each of the Company’s employee retirement, savings, welfare and fringe benefit plans, severance plan and perquisites offered to similarly situated executives. She will be entitled to at least four weeks of paid annual vacation and reimbursement by the Company for all business expenses (including entertainment) incurred in connection with her duties.

(7) Termination Payments: Pursuant to the Agreement, Ms. Vlamis’ employment may be terminated by the Company or Ms. Vlamis upon notice to the other party. Upon a termination of Ms. Vlamis’ employment by the Company, for any reason other than for cause, she will be entitled to (i) accrued base salary and accrued and unused vacation through the date of termination, (ii) any accrued and vested benefits and unreimbursed expenses incurred and unpaid on the date of termination and (iii) thirteen weeks of pay. In addition, Ms. Vlamis will be a participant in the Company’s severance plan for certain salaried employees as then in effect, subject to (i), (ii) and (iii) above.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Letter agreement regarding Terms of Employment dated November 17, 2015 by and between FreightCar America, Inc. and Georgia L. Vlamis.

Exhibit 99.1	Press release of FreightCar America, Inc. dated December 2, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FreightCar America, Inc.

Date: December 2, 2015	By:	/s/ Charles F. Avery, Jr.
	Name:	Charles F. Avery, Jr.
	Title:	Vice President Finance, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	Letter agreement regarding Terms of Employment dated November 17, 2015 by and between FreightCar America, Inc. and Georgia L. Vlamis.

Exhibit 99.1	Press release of FreightCar America, Inc. dated December 2, 2015.